Exhibit 10.3

Director Compensation

Effective January 1, 2018, non-employee director compensation is as follows:

			Committee Service
					Nominating
	Board	Lead			and
	Service (1)	Director	Audit	Compensation	Governance
Annual retainer	$65,000	$-	$-	$-	$-
Restricted stock (value), one year vesting	157,500	-	-	-	-
Lead annual retainer	-	20,000	-	-	-
Lead restricted stock (value)	-	15,000	-	-	-
Committee chair annual retainer	-	-	25,000	15,000	15,000
Committee chair restricted stock (value)	-	-	25,000	15,000	15,000
Committee member annual retainer	-	-	10,000	5,000	5,000
Meeting fee	1,500	-	1,500	1,500	1,500

(1)James J. Volker will serve as a non-executive Chairman of the Board until the 2018 annual meeting of stockholders, for which he will be paid cash compensation at an annual rate equal to $268,000, payable monthly, in addition to standard board service meeting fees.